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Exhibit 3.70

AGREEMENT OF MERGER
OF
SYS
A California Corporation
AND
WHITE SHADOW, INC.
A California Corporation

        THIS AGREEMENT OF MERGER (this "Agreement"), is made and entered into as of June 26, 2008 by and among Kratos Defense & Security Solutions, Inc, a Delaware corporation ("Parent"), SYS, a California corporation (the "Company"), and White Shadow, Inc., a California corporation and a wholly-owned subsidiary of Parent ("Sub" and, together with the Company, the "Constituent Corporations").

RECITALS

        A.    Parent, the Company, Sub and the other signatories thereto have entered into that certain Agreement and Plan of Merger and Reorganization dated February 20, 2008 (the "Reorganization Agreement"), providing for, among other things, the execution and filing of this Agreement and the merger of Sub with and into the Company upon the terms set forth in the Reorganization Agreement and this Agreement (the "Merger").

        B.    The respective Boards of Directors of each of the Constituent Corporations deem it advisable and in the best interests of each of such corporations and their respective shareholders that Sub be merged with and into the Company and, in accordance therewith, have approved the Reorganization Agreement, this Agreement and the Merger.

        C.    The Reorganization Agreement, this Agreement and the Merger have been approved by the shareholders of the Company and by the sole shareholder of Sub.

        NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth here in, each of the Constituent Corporations hereby agrees that Sub shall be merged with and into the Company in accordance with the Reorganization Agreement, this Agreement, and the provisions of the laws of the State of California, upon the terms and subject to the conditions set forth as follows:

ARTICLE I
THE CONSTITUENT CORPORATIONS

        1.1    The Company.    The Company is a corporation duly organized and existing under the laws of the State of California with an authorized capital of (i) 48,000,000 shares of Common Stock, of which 19,901,374 shares were issued and outstanding and entitled to vote on the Merger on May 15, 2008, the record date (the "Record Date") (ii) 2,000,000 shares of Preference Stock, none of which were issued or outstanding as of the Record Date, and (iii) 250,000 shares of Preferred Stock, none of which were issued and outstanding as of the Record Date. The Company was incorporated under the laws of the State of California on September 7, 1966.

        1.2    Sub.    Sub is a corporation duly organized and existing under the laws of the State of California with an authorized capital of 1,000 shares of Common Stock, no par value per share. As of the date of this Agreement, 1,000 shares of Common Stock of Sub are issued and outstanding, all of which are held by Parent. Sub was incorporated under the laws of the State of California on February 19, 2008.

 ARTICLE II
THE MERGER

        2.1    The Merger.    At the Effective Time (as defined in Section 2.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of California ("California Law"), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the "Surviving Corporation."

        2.2    Filing and Effectiveness.    This Agreement, together with the officers' certificates of each of the Constituent Corporations required by California Law (together, the "Officers' Certificates"), shall be filed with the Secretary of State of the State of California at the time specified in the Reorganization Agreement. The Merger shall become effective on June 28, 2008 (the "Effective Time"), in accordance with California Law, after the filing of this Agreement and the Officers' Certificates with the Secretary of State of the State of California on June 27, 2008.

        2.3    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        2.4    Articles of Incorporation.    Upon the Merger becoming effective, the Articles of Incorporation of the Surviving Corporation will be as set forth in Exhibit A hereto until amended in accordance with California Law and such Articles of Incorporation.

        2.5    Directors and Officers.

          (a)   The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of California Law and the Articles of Incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified.

          (b)   The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

        2.6    Effect of Merger on the Capital Stock of the Constituent Corporations.

          (a)    Definitions.    For all purposes of this Agreement, the following terms shall have the following respective meanings:

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Company Capital Stock" shall mean (i) shares of Company Common Stock, and (ii) any other shares of capital stock of the Company.

          "Company Common Stock" shall mean shares of common stock of the Company.

          "Company Option Plan" shall mean the equity compensation plans of the Company, including plan documents governing options or any other equity-based award which may have been assumed as a result of corporate acquisition transactions by the Company, as applicable.

          "Company Options" shall mean all issued and outstanding options to purchase shares of Company Common Stock (whether or not vested) held by any person or entity.

          "Company Stock Plans" shall mean all Company Options or Company stock plans, including plan documents governing options or any other equity-based award which may have been assumed as a result of corporate acquisition transactions by the Company, as applicable will continue after the Effective Time or be assumed or continued by Parent or the Surviving Corporation; provided that Company Warrants will continue to be in effect pursuant to their terms.

          "Company Warrants" shall mean those certain warrants to purchase Company Common Stock issued by the Company pursuant to a Securities Purchase Agreement dated as of May 27, 2005 and otherwise as referenced in the Company disclosure schedule attached thereto.

          "Indebtedness" means (i) all indebtedness for borrowed money or the deferred purchase price of property or services (other than trade debt incurred in the ordinary course of business), including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (i) all obligations evidenced by rates, bonds, debentures or similar instruments, and (iii) all capital lease obligations.

          "Option Exercise Price" shall mean, with respect to a Company Option, the exercise price per share of such Company Option.

          "Parent Common Stock" shall mean shares of common stock of the Parent.

          "Sub Common Stock" shall mean shares of common stock of Sub.

          "Transaction Expenses" shall mean any fee, cost, expense, payment, expenditure, liability (contingent or otherwise) or obligation (whether incurred prior to or on the date of the Reorganization Agreement, between the date of the Reorganization Agreement and the Effective Time or at or after the Effective Time) that relates directly or indirectly to (a) the proposed disposition of all or a portion of the business of the Company, or the process of identifying, evaluating and negotiating with prospective purchasers of all or a portion of the business of the Company, (b) the investigation and review conducted by Parent and its representatives, and any investigation or review conducted by other prospective purchasers of all of a portion of the business of the Company, with respect to the business of the Company (and the furnishing of information to Parent and its representatives and such other prospective purchasers and their representatives in connection with such investigation and review), (c) the negotiation, preparation, review, execution, delivery or performance of the Reorganization Agreement (including the schedules thereto), or any certificate, opinion, agreement or other instrument or document delivered or to be delivered in connection with the Reorganization Agreement or the transactions contemplated thereby, (d) the preparation and submission of any filing or notice required to be made or given in connection with the Merger, and the obtaining of any consent required to be obtained in connection with any of such transactions, or (e) the consummation of the Merger or any of the transactions contemplated by the Reorganization Agreement.

        All other terms not otherwise defined herein shall have the meanings ascribed to such terms in the Reorganization Agreement.

          (b)    Effect on Company Capital Stock.    At Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holders of any of their securities:

            (i)    Conversion of Company Common Stock.    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted and exchanged, without any action on the part of the holders thereof, into the right to receive 1.2582 shares of the Parent Common Stock (the "Merger Consideration"). The Merger Consideration shall be distributed to such holders upon the terms and subject to the conditions of this Agreement and the Reorganization Agreement.

            (ii)    Treatment of Company Options and Other Equity-Based Awards.

                A.    At the Effective Time each Company Option shall cease to represent a right to acquire shares of Company Common Stock and shall be terminated. Prior to the Effective Time, the Company shall take all action necessary to effect the termination of all Company Options as contemplated by the Reorganization Agreement including without limitation acceleration of the vesting of Company Options in accordance with their terms. No Company Stock Plans will continue after the Effective Time or be assumed or continued by Parent or the Surviving Corporation.

                B.    Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the Company's employee stock purchase plan (the "ESPP")) that are necessary to (i) cause the ending date of the then current purchase period under the ESPP to occur on or before the last trading day prior to the Effective Time (the "Final Purchase Date"), (ii) cause all then existing offerings under the ESPP to terminate immediately following the purchase on the Final Purchase Date, (iii) suspend all future offerings that would otherwise commence under the ESPP following the Final Purchase Date and (iv) cease all further payroll deductions under the ESPP effective as of the Final Purchase Date. On the Final Purchase Date, the Company shall apply the funds credited as of such date under the ESPP within each participant's payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP, which shares shall be treated in the manner described in Section 1.5 of the Reorganization Agreement.

                C.    The Company Warrants will continue to be in effect pursuant to their terms.

            (iii)    Capital Stock of Sub.    At the Effective Time, each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

            (iv)    Dissenters' Rights.    Notwithstanding anything in the Reorganization Agreement or this Agreement to the contrary, any shares of Company Common Stock held by a holder who has demanded and perfected such holder's right for appraisal of such shares in accordance with California Law and who, as of the Effective Time, has not effectively withdrawn or lost such right to appraisal ("Dissenting Shares"), if any, shall not be converted into the Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to California Law. Company shall give Patent prompt notice of any demand received by Company to require Company to purchase shares of Company Common Stock, and Parent shall have the right to direct and participate in all negotiations and proceedings with respect to such demand. Company agrees that, except with the prior written consent of Parent, or as required under the California Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares who, pursuant to the provisions of California Law, becomes entitled to payment of the fair value for shares of Company Common Stock shall receive payment therefore (but only after the value therefore shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Parent shall issue and deliver, upon surrender by such shareholder of a certificate or certificates representing shares of Company Common Stock, the portion of the Merger

    Consideration to which such shareholder would otherwise be entitled under this Agreement, upon the terms and subject to the conditions of this Agreement and the Reorganization Agreement.

ARTICLE III
MISCELLANEOUS

        3.1    Termination by Mutual Agreement.    Notwithstanding the approval of this Agreement by the shareholders of Sub and the Company, this Agreement may be terminated at any time prior to the Effective Time by mutual agreement of the Board of Directors of Sub and the Company.

        3.2    Termination of Reorganization Agreement.    Notwithstanding the approval of this Agreement by the shareholders of Sub and the Company, this Agreement shall terminate forthwith in the event that the Reorganization Agreement shall be terminated prior to the Effective Time as therein provided.

        3.3    Amendment.    Prior to the Effective Time this Agreement may be amended by the parties hereto at any time before or after approval hereof by the shareholders of either Sub or the Company, but, after any such approval, no amendment will be made which, under the applicable provisions of California Law, requires the further approval of shareholders without obtaining such further approval. This Agreement shall not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        3.4    Counterparts.    This Agreement may be executed in one or more counterpart, each of which shall be deemed an original , but all of which together shall constitute one agreement.

        3.5    Governing Law.    This Agreement shall be governed in all respects, including validity, interpretation and effect by the laws of the State of California.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the undersigned have executed this Agreement of Merger as of the date first above written.

WHITE SHADOW, INC.

By:	/s/ Chris Caulson Chris Caulson, President and Secretary

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

By:	/s/ Eric M. DeMarco Eric M. DeMarco, President

By:	/s/ Laura L. Siegal Laura L. Siegal, Secretary

SYS

By:	/s/ Clifton L. Cooke Clifton L. Cooke, Jr., President

By:	/s/ Michael W. Fink Michael W. Fink, Secretary

Exhibit A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

 AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
SYS

ARTICLE I

  The name of the corporation is: SYS

ARTICLE II

        The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

        The corporation is authorized to issue only one class of shares which shall be designated "Common Stock," $0.001 par value per share. The total number of shares which the corporation is authorized to issue is one thousand (1,000).

ARTICLE IV

        (a)   The liability of directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

        (b)   The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Sections 204 and 317 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

        (c)   Any amendment, repeal of modification of any provision of this Article IV shall not adversely affect any right or protection of an agent of this corporation existing at the time of such amendment, repeal or modification.

 SYS

OFFICERS' CERTIFICATE OF APPROVAL OF MERGER

        The undersigned, Clifton L. Cooke, Jr. and Michael W. Fink, hereby certify that:

        1.     They are the President and Secretary, respectively, of SYS, a California corporation (the "Company").

        2.     The principal terms of the Agreement of Merger in the form attached to this Certificate (the "Merger Agreement") providing for the merger (the "Merger") of White Shadow, Inc., a California corporation, with and into the Company were duly approved by the Board of Directors and shareholders of the Company.

        3.     The authorized capital stock of the Company consists of 48,000,000 shares of Common Stock, 2,000,000 shares of Preference Stock and 250,000 shares of Preferred Stock. There were 19,901,374 shares of Common Stock and 250,000 shares of Preferred Stock. There were 19,901,374 shares of Common Stock of the Company issued and outstanding, all of which were entitled to vote upon the Merger. There are no shares of Preference Stock and no shares of Preferred Stock of the Company issued and outstanding. The votes of more than fifty percent (50%) of the outstanding shares of Common Stock of the Company were required to approve the Merger and the principal terms of the Merger Agreement.

        4.     The principal terms of the Merger Agreement were approved by the consent of the holders of a majority of the outstanding shares of Common Stock of the Company, which votes exceeded the votes required.

        The undersigned further declares under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of his own knowledge.

Date: June 26, 2008	/s/ Clifton L. Cooke Clifton L. Cooke, Jr., President

/s/ Michael W. Fink Michael W. Fink, Secretary

 WHITE SHADOW, INC.

OFFICERS' CERTIFICATE OF APPROVAL OF MERGER

        The undersigned, Chris Caulson, hereby certifies that:

        1.     He is the President and Secretary of White Shadow, Inc., a California corporation (the "Sub").

        2.     The principal terms of the Agreement of Merger in the form attached to this Certificate (the "Merger Agreement") providing for the merger (the "Merger") of Sub with and into SYS, a California corporation, were duly approved by the Board of Directors and the sole shareholder of Sub.

        3.     The authorized capital stock of the Sub consists of 1,000 shares of Common Stock. There were 1,000 shares of Common Stock of Sub issued and outstanding, all of which were entitled to vote upon the Merger. A vote of more than 50% of the outstanding shares of Common Stock of Sub was required to approve the Merger.

        4.     The principal terms of the Merger Agreement were approved by the consent of Sub's sole shareholder, holding one hundred percent (100%) of the Company's issued and outstanding shares, which vote exceeded the vote required.

        The undersigned further declares under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of their own knowledge.

Date: June 26, 2008	/s/ Chris Caulson Chris Caulson, President and Secretary

 CERTIFICATE OF AMENDMENT OF
ARTICLES OF INCORPORATION

The undersigned certify that:

  1.
  They are the president and the secretary, respectively, of SYS, a California corporation.

  2.
  Article I of the Articles of Incorporation of this corporation is amended to read as follows:

    The name of the corporation is: Kratos Technology & Training Solutions, Inc.

  3.
  The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

  4.
  The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 1,000. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

        We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: December 17, 2010

/s/ Eric DeMarco Eric DeMarco, President
/s/ Laura Siegal Laura Siegal, Secretary

1

QuickLinks

  Exhibit 3.70
AGREEMENT OF MERGER OF SYS A California Corporation AND WHITE SHADOW, INC. A California Corporation
RECITALS
ARTICLE I THE CONSTITUENT CORPORATIONS
ARTICLE II THE MERGER
ARTICLE III MISCELLANEOUS
Exhibit A AMENDED AND RESTATED ARTICLES OF INCORPORATION
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF SYS
ARTICLE I
ARTICLE II
ARTICLE III
ARTICLE IV
SYS OFFICERS' CERTIFICATE OF APPROVAL OF MERGER
WHITE SHADOW, INC. OFFICERS' CERTIFICATE OF APPROVAL OF MERGER
CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION